CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires
Portfolio of Healthcare Facilities

New York, NY, September 20, 2011 - American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced that, on September 19, 2011, the Company, through its sponsor, American Realty Capital V, LLC, closed on three properties aggregating $60.9 million in purchase price that represent the initial tranche of a portfolio of 12 high-quality, income producing healthcare facilities.  These acquisitions increase the total size of the portfolio under management to $68.9 million.

ARC Healthcare completed the acquisition of the following properties: one multi-specialty medical campus located in Carson City, Nevada, at a purchase price of approximately $29.0 million; one medical office building located in Las Vegas, Nevada, at a purchase price of approximately $22.9 million; and one inpatient rehabilitation facility located in Phoenix, Arizona, for approximately $9.0 million. The acquisitions total approximately 241,000 square feet, and are approximately 92% leased to 19 tenants.  Approximately 11.5% of the tenants, based upon property revenues, have leases expiring prior to December 31, 2016.  Nearly 32% of the tenants have lease terms beyond ten years from the closing date.

“We are very pleased to be closing on the purchase of these institutional quality healthcare facilities acquired through our direct relationship with the seller,” said Todd Jensen, Chief Investment Officer for ARC Healthcare. “These properties are consistent with our strategy of building a diversified portfolio of healthcare assets leased to strong national and regional operators on a long-term basis.  Over half of the revenue is generated from organizations that carry investment grade credit ratings.”

The multi-specialty medical campus known as the “Carson Tahoe Specialty Medical Plaza” is a 154,622 square foot property located in Carson City, Nevada, housing a variety of outpatient and specialty services offered primarily by Carson Tahoe Regional Healthcare, the leading hospital system in Carson City.  The campus accommodates a behavioral health program, a long-term acute care program, an opthalmology surgery center, and several outpatient programs such as imaging, physical therapy and laboratory services.

The medical office building known as the “Durango Medical Plaza” is a three-story, 73,094 square foot, Class-A medical office building located inside the I-215 Beltway in southwest Las Vegas, Nevada, in close proximity to St. Rose Dominican – San Martin Hospital, Southern Hills Hospital, and Spring Valley Hospital.  Current medical specialties include a state-of-the-art ambulatory surgery center, full modality imaging, and a variety of other medical specialties.

The CareMeridian inpatient rehabilitation facility is a 13,500 square foot, catastrophic brain and spine injury treatments located in Phoenix, Arizona. The facility is located in Central Phoenix and was designed to provide patients the highest level of medical services within a comfortable residential setting.  The Central Phoenix location was chosen for its proximity to the main trauma hospitals and its convenient access to all parts of the Valley.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150.0 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion.  The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.